Exhibit 99.1

Sanara MedTech Inc. Announces Strategic Realignment to Focus on Surgical Business

Completes Evaluation of Strategic Alternatives for Tissue Health Plus Segment

FORT WORTH, TX, November 11, 2025 (GLOBE NEWSWIRE) - Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (Nasdaq: SMTI), a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical market, announced today that the Company completed its previously announced evaluation of strategic alternatives for Tissue Health Plus (“THP”). Following the completion of this evaluation, the Company initiated a strategic realignment of its business, discontinuing operations of THP to improve its operating efficiency and reallocate resources to its core surgical business.

“After reviewing strategic alternatives for THP, Sanara’s management and Board of Directors decided to cease development efforts on the THP platform in late September and discontinue THP’s operations to allocate resources to Sanara’s surgical business, which we believe has the greatest potential to deliver sustainable, long-term growth and value to our shareholders,” stated Seth Yon, Sanara’s President and Chief Executive Officer. “Sanara’s surgical business has demonstrated an impressive track record of consistent net revenue growth over the past several years. We believe these results highlight the strength of our surgical products, team capabilities, and go-to-market strategy.”

Mr. Yon continued, “With this in mind, the strategic realignment being announced today is intended to allow Sanara to allocate capital toward opportunities with the highest expected returns. These activities will be discussed further during our third quarter earnings call tomorrow morning.”

As a result of the Company’s strategic realignment, the operations of THP, which were previously reported as the THP segment, will be classified as discontinued operations in Sanara’s financial statements going forward in accordance with generally accepted accounting principles in the United States. The process of winding down THP is expected to continue through the end of 2025. The Company continues to expect that the total cash investment in THP will range from $5.5 million to $6.5 million in the second half of 2025. The Company does not expect to have material cash expenses related to THP after year-end.

About Sanara MedTech Inc.

Sanara MedTech Inc. is a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical market. The Company develops, markets, and distributes surgical products for use by physicians and clinicians in hospitals. Each of the Company’s products, services, and technologies are designed to achieve the goal of providing better clinical outcomes at a lower overall cost for patients. Sanara’s products are primarily sold in the North American surgical tissue repair markets. Sanara markets and distributes CellerateRX® Surgical Activated Collagen® Powder, BIASURGE® Advanced Surgical Solution, FORTIFY TRG® Tissue Repair Graft, FORTIFY FLOWABLE® Extracellular Matrix, as well as a portfolio of advanced biologic products including: ACTIGEN® Verified Inductive Bone Matrix, ALLOCYTE® Plus Advanced Viable Bone Matrix, BiFORM® Bioactive Moldable Matrix, and TEXAGEN® Amniotic Membrane Allograft to the surgical market. The Company believes it can drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. The Company strives to be one of the most innovative and comprehensive providers of effective surgical solutions and is continually seeking to expand its offerings for patients requiring treatments in the United States. For more information, please visit SanaraMedTech.com.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “aims,” “anticipates,” “believes,” “contemplates,” “continue,” “could,” “estimates,” “expect,” “forecast,” “guidance,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “should,” “targets,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements regarding the Company’s business strategy and mission, including the winding down of THP, the Company’s expectations regarding the remaining total cash investment in THP, the Company’s ability to allocate capital to its surgical business and generate expected returns, future opportunities for expansion, the development of new products, the timing of commercialization of the Company’s products and the regulatory approval process. These items involve risks, contingencies and uncertainties such as uncertainties associated with the development and process for obtaining regulatory approval for new products, the Company’s ability to build out its executive team, the Company’s ability to identify and effectively utilize the net proceeds of the CRG Term Loan Agreement to support the Company’s growth initiatives, the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Relations Contact:

Jack Powell or Mike Piccinino, CFA

ICR Healthcare

IR@sanaramedtech.com